VOICE MOBILITY ANNOUNCES NEW BOARD MEMBER

Ken Miller, Former MDSI Executive, joins VMI Board of Directors

VANCOUVER, BC, CANADA – July 12, 2006 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, is pleased to announce the appointment of Ken Miller to its Board of Directors

“Mr. Miller is a successful entrepreneur experienced with building and managing high growth corporate environments particularly within the technology industry,” said Randy Buchamer, CEO, Voice Mobility. “We are extremely pleased to welcome Ken to the Voice Mobility team. Ken has lead multiple private and public financings, mergers and acquisitions and the resulting ongoing shareholder relations.”

Mr. Miller’s experience includes various roles with Mobile Data Solutions Inc. (MDSI), starting in 1995, where Ken was promoted to President in 1997 and to CEO from 1999-2001. During this time at MDSI, the company grew from sales of $4 million in 1994 to just under $100 million in 2001 with staff of over 500 people on several continents. Ken was responsible for several business acquisitions, business dispositions as well as both private and public equity fundings. Ken is a member of the board and audit committee for Ignition Point Technologies Corporation and ResponseTek Networks Corporation and is a Certified General Accountant (1979).

About Voice Mobility

Voice Mobility produces carrier-grade enhanced messaging software that replaces legacy voicemail systems and provides enhanced messaging functionality – all on the same platform. Telecommunications providers can lower administrative and capital costs without disrupting current revenue streams and achieve incremental revenue growth by providing both new and enhanced service offerings that complement their current marketing mix. For more information, visit www.voicemobility.com.

For Further Information: Randy Buchamer Voice Mobility International Inc. 604.482.0000	Investor Relations: North America: 1.888.370.8751 investors@voicemobility.com